Exhibit 10.2

PENSION SERVICE SUPPLEMENT PLAN

FOR DQE, INC. AND AFFILIATES

Article I - Purpose and Effective Date

The purposes of the Pension Service Supplement Plan for DQE, Inc. and Affiliates are to promote the growth and profitability of DQE, Inc. and attract and retain key executives of outstanding competence by granting additional pension service credits to offset loss of pension eligibility due to career changes and providing certain other benefits under the terms and conditions hereof. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Section 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Plan was originally adopted effective as of January 1, 1992 and restated as of August 27, 1996. This is a restatement of the Plan effective January 1, 2002. The Vested Plan Benefits of Members who terminated employment with the Employer prior to January 1, 2002 shall be governed by the terms of the Plan as in effect on the date of termination.

Article II - Definitions

As used herein, the following terms shall have the respective meanings set forth below:

2.01	“Accrued Supplemental Pension” shall mean a Member’s accrued benefit under the Supplemental Plan.

2.02	“Act” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.03	“Beneficiary” shall mean the person, persons, trust, trusts or other entity designated by a Member in writing to receive Plan Benefits in the event of the death of such Member.

2.04	“Board” shall mean the Board of Directors of the Company.

2.05	“Change in Control” shall mean, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(a)	The acquisition by any individual, entity, or group (a “Person”), including a “person” within the meaning of Section 13(d)(3) or

14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of twenty percent (20%) or more of either: (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”); or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however the following: (A) any acquisition directly from the Company (excluding an acquisition resulting from the exercise of an conversion, exchange or exercise privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with subclauses (i), (ii), and (iii) of clause (c) below;

(b)	During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this clause (b);

(c)

The consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation, which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty-five percent (25%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d)	The consummation of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by reason of a distribution of the voting securities of any of the Company’s subsidiaries to the stockholders of the Company, or by means of an initial public offering of such securities.

2.06	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.07	“Committee” shall mean the Compensation Committee of the Board.

2.08	“Company” shall mean DQE, Inc. and its successors and assigns.

2.09	“Credited Service” shall have the meaning given to such term in the Supplemental Plan.

2.10	“Employer” shall mean the Company, Duquesne Light Company and any affiliated company designated as an Employer pursuant to Section 9.11.

2.11	“Member” shall mean an employee of the Employer designated in the manner set forth in Article III as an employee of the Employer who shall participate in the Plan.

2.12	“Pension Plans” shall mean the Duquesne Light Company Retirement Plan, as the same may be amended from time to time, and the Supplemental Plan.

2.13	“Plan” shall mean the Pension Service Supplement Plan for DQE, Inc. and Affiliates as set forth herein, and as the same may be amended from time to time.

2.14	“Plan Administrator” shall mean the Plan Administrator of the Pension Plans, who shall also serve as the Plan Administrator of this Plan.

2.15	“Plan Benefit” shall mean a Member’s benefit under the Plan as determined in accordance with Section 5.02.

2.16	“Retirement” shall mean a Member’s normal, early, disability or postponed retirement under the terms of the Supplemental Plan.

2.17	“Statutory Limits” shall mean the provisions of sections 401(a)(17) and 415 of the Code which have the effect of limiting the benefits payable to a Member under the Pension Plans.

2.18	“Supplemental Plan” shall mean the Duquesne Light Company Supplemental Retirement Plan, as the same may be amended from time to time.

2.19	“Termination of Service” shall mean a Member’s termination of employment with the Employer other than by reason of death or Retirement.

2.20	“Vested Plan Benefit” shall mean a vested and nonforfeitable Plan Benefit as determined in accordance with Section 5.03.

2.21	“Vesting Service” shall have the meaning given to such term in the Supplemental Plan.

2.22	“Year of Plan Service” shall mean each year of service credited to a Member under Section 5.01 and used for purposes of calculating such Member’s Plan Benefit.

Article III - Designation of Members

3.01	Members. The participants in the Plan shall be the persons designated as Members in accordance with Section 3.02.

3.02	Committee Action. The Committee shall designate the specified employees of the Employer who shall be the Members who shall participate in the Plan. Such determination shall take the form of a resolution adopted by the Committee identifying such employees by name or by title of position. In designating the Members, the Committee shall give consideration to the function and responsibilities of the employee, his or her past performance, his or her contributions to the profitability and sound growth of the Company and such other factors as the Committee may deem appropriate.

3.03	Non-Uniform Designations. The determinations of the Committee concerning which employees of the Employer shall be designated as Members who shall participate in this Plan need not be uniform and may be made selectively by the Committee among the employees of the Employer. No employee of the Employer shall be entitled to participate in or to receive benefits under the Plan unless or until designated as a Member by the Committee pursuant to Section 3.02.

Article IV - Administration

The Plan shall be administered by the Plan Administrator in a manner not inconsistent with the provisions hereof and, in so doing, the Plan Administrator shall have the sole and absolute discretion and authority, from time to time, to:

(a)	determine whether a Member has experienced an event giving rise to the payment of Plan Benefits hereunder;

(b)	determine whether a Member or his or her Beneficiary is entitled to receive Plan Benefits hereunder;

(c)	determine the amount of any Plan Benefit payable hereunder;

(d)	interpret the provisions hereof and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan, except in respect to the designation of Members, or the modification, amendment, or termination of the Plan, responsibility and authority for which are reserved to the Committee and the Board under Article III and Article VII, respectively;

(e)	appoint or employ agents and to delegate thereto such responsibilities and duties necessary or appropriate to the effective administration of the Plan; and

(f)	direct the payment of any Plan Benefits payable hereunder.

All calculations and benefit determinations under this Plan shall be made using the same actuarial factors as are used in the administration of the Supplemental Plan. All actions, determinations and decisions of the Plan Administrator shall be final, conclusive and binding upon the Members and their Beneficiaries. The Plan Administrator and his or her agents and delegates shall not be liable and shall be indemnified and held harmless by the Company to the fullest extent permitted by law for any action taken or decision made in good faith relating to the Plan.

Article V - Benefits

5.01	Additional Service Credits. Each Member shall receive credit under this Plan for two (2) Years of Plan Service for each one (1) year of Credited Service accumulated by such Member. In addition, in the event that a Member incurs a disability covered by the Company’s Long-Term Disability Plan, such Member shall receive credit for two (2) Years of Plan Service for each year such disability continues. Notwithstanding the foregoing, there shall be no duplication of service credits under the first and second sentences of this Section 5.01 with respect to any period of disability, and a Member’s Years of Plan Service shall be subject to a maximum of thirty-five (35) Years upon the Member’s attainment of age sixty (60), such maximum Years of Plan Service being reduced by one year for each full year by which such Member’s Retirement date precedes such Member’s sixtieth (60th) birthday.

5.02	Calculation of Plan Benefit. The Plan Benefit of each Member shall be (a) the Member’s Accrued Supplemental Pension under the Supplemental Plan calculated without regard to the Statutory Limits and as if the Member’s total years of Credited Service thereunder equaled his or her Years of Plan Service under Section 5.01 minus (b) the benefit actually payable to the Member from the Pension Plans. Such Plan Benefit shall be offset by the actuarial equivalent of the benefit payable under any annuity contracts purchased by the Employer and issued to such Member prior to January 1, 2002.

5.03

Vested Plan Benefit. In the event that a Member’s employment with the Employer terminates before such Member has been credited with at least five (5) years of Vesting Service such Member’s Plan Benefit shall be forfeited in its entirety. Upon a Member’s attainment of five (5) years of Vesting Service, the entire Plan Benefit theretofore and thereafter accrued by such Member shall be fully vested and nonforfeitable. In addition, a Member’s Plan Benefit shall be fully vested and nonforfeitable upon his Retirement or upon the occurrence of a Change in Control.

Article VI - Distribution of Plan Benefits

6.01	Retirement or Termination of Service. In the event of the Retirement or Termination of Service of a Member, such Member’s Vested Plan Benefit shall be distributable to him or her at the same time, in the same form and subject to the same terms and conditions, including, but not limited to, actuarial reductions for early commencement, as the benefits payable to such Member under the Supplemental Plan; provided, however, that if at the earliest date that a Member’s Vested Plan Benefit could commence to be paid the lump sum value of the Member’s Vested Plan Benefit does not exceed $10,000, such Vested Plan Benefit shall automatically be paid in the form of a lump sum as soon as practicable after such date. Notwithstanding the foregoing, a Member whose Vested Plan Benefit has a lump sum value in excess of $10,000 may elect to receive such Vested Plan Benefit in a single lump sum payable at any time after the later of (a) the Member’s Retirement, death or other Termination of Service and (b) the Member’s attainment of age 55; provided, however, that such a lump sum election shall be effective only if submitted in writing to the Committee at the time the Member first begins participating in the Plan; provided further, however, that a later-filed lump sum election shall be effective if it is filed more than one year prior to the date of such Member’s Retirement, death or Termination of Service. Such lump sum amount shall be the actuarial equivalent of the Plan Benefit at the time of such Retirement, death or Termination of Service.

6.02	Death. Each Member shall have the same pre-Retirement death benefit options and elections with respect to his Plan Benefit as he or she has under the Supplemental Plan with respect to his or her benefit thereunder. Such options under this Plan shall be subject to the same terms and conditions, including, but not limited to, actuarial reductions for early commencement and reductions of the amount of the Member’s Plan Benefit to reflect the cost of pre-retirement death benefit coverage, as the equivalent options under the Supplemental Plan. Such death benefits shall be offset by the amount of death benefit funded pursuant to any annuity contract distributed to a Member prior to January 1, 2002.

6.03

Source of Payments. The Members and their respective Beneficiaries shall rely solely upon the unsecured promises of the Employer for the payments provided for in this Plan, and nothing in this Plan shall be construed to give any Member or Beneficiary any right, title, interest, or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Employer or in which the Employer may have any rights, title, interest, or claim now or in the future, but the Members and their respective Beneficiaries shall have the right to enforce a claim against the Employer in the same manner as any unsecured creditor. In the event a Change of Control occurs, then the Employer shall either (a) pay no later than the closing date of such Change of Control to each Member or former Member a lump sum payment that is the actuarial equivalent of the Member’s or former Member’s Plan Benefit as of the date of such Change of Control or (b) establish a grantor trust, commonly known as a Rabbi Trust, as a vehicle for paying Plan Benefits hereunder and deposit into such trust no later than the closing date of such Change in Control a lump sum amount in cash equal to the present value of all Plan Benefits accumulated under the Plan through the date of such Change in Control.

Article VII - Amendment and Termination

7.01	Board Authority. The Company, by action of the Board, may modify, alter, amend or terminate the Plan in whole or in part at any time; provided, however, that no such action shall, without the consent of the Member, affect such Member’s rights accrued under this Plan accrued prior to the date of such action.

Article VIII - Claims Procedures

8.01	Claims. A claim for benefits by a Member (or in the event of such member’s death, by his or her Beneficiary) may be made by application in writing to the Plan Administrator. The Plan Administrator shall review such claim and, subject to the provisions hereof, shall have complete discretion to determine the validity of such claim. In the event any such claim is denied, the Member (or Beneficiary) shall be furnished by the Administrator a written explanation which sets forth the specific reasons for such denial. The Member (or Beneficiary) thereafter may (i) submit a written appeal to the Plan Administrator for a full review of such determination not more than ninety (90) days after receipt of written notice of the denial, (ii) review pertinent documents and (iii) submit written issues and comments to the Plan Administrator.

8.02	Decision on Appeal. The written decision of the Plan Administrator upon an appeal of a Member (or Beneficiary) shall (i) be made not more than sixty (60) days after the submission of such appeal, (ii) set forth the specific reasons for such decision, stated in a manner calculated to be understood by the Member (or Beneficiary), (iii) refer to the pertinent provisions of the Plan upon which such decision is based and (iv) be deemed conclusive with respect to all persons affected thereby.

Article IX - Miscellaneous

9.01	Nonassignability. Neither a Member nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Member or any other person, nor be transferable by operation of law in the event of a Member’s or any other person’s bankruptcy or insolvency. The foregoing restrictions are inapplicable to qualified domestic relations order pursuant to Section 206(d)(3)(B)(i) of the Act.

9.02	Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Employer and the Member, and the Member (and his or her Beneficiary) shall have no rights against the Employer except as may be specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Member the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge him or her or change his or her employment status at any time.

9.03	Not a Bar to Corporate Act. Nothing contained herein shall prevent the Company from engaging in any reorganization, recapitalization, merger, liquidation, sale of assets or other corporate transaction.

9.04	Certain Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.05	Captions. The captions of the articles and sections hereof are for convenience only and shall not control or affect the meaning or construction of any provisions hereof.

9.06	Governing Laws. The provisions hereof shall be construed and interpreted according to the internal laws of the Commonwealth of Pennsylvania.

9.07	Severability. In case any provision hereof shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.08	Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Such notice should be directed to:

Pension Service Supplement Plan

Administrator

DQE, Inc.

411 Seventh Avenue

Pittsburgh, PA 15219

9.09	Successors. The provisions of the Plan shall be binding on the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

9.10	Participation by Affiliates. With the approval of the Board, any corporation aggregated with the Company and Duquesne Light Company under Section 414(b) or (c) of the Code (“Affiliate”) may, by action of its Board of Directors, adopt this Plan for designated employees of such Affiliate. In such event, in applying this Plan to such Affiliate, references herein to “Employer” shall be deemed to include such Affiliate.

9.11	Prior Agreements. With respect to any Member hereunder, this Plan is intended to and shall supersede and replace, as the effective date hereof, any and all agreements and arrangements of the Employer relating to supplemental pension benefits except to the extent that special supplemental pension benefits in excess of those provided under this Plan may be set forth in an employment contract between the Employer and such Member.

9.12	Service of Process. The Secretary of the Company shall be the designated agent of the Plan for the service of process for all matters affecting the Plan.

Article X - Execution

In order to record the due adoption of this restated Plan, the Company has caused the execution hereof by its authorized officers as of the 29th day of August, 2002.

ATTEST:		DQE, INC.

By:	/s/ William J. DeLeo	By:	/s/ Morgan K. O’Brien
	William J. DeLeo, Corporate Secretary		Morgan K. O’Brien, President and Chief Executive Officer